Exhibit 10.1

NOTICE OF GRANT OF STOCK

OPTION AND OPTION AGREEMENT

NON-QUALIFIED STOCK OPTION

Pursuant to the Textron Inc. 2015 Long-Term Incentive Plan (the “Plan”), you (the “optionee”) have been granted a Non-Qualified Stock Option (“Option”), which constitutes the option to buy a specified number of shares of Textron Inc. Common Stock (“Shares”) at a specified fixed price equal to the closing price of a Share on the grant date. This grant is governed by the Non-Qualified Stock Option Terms and Conditions (“Terms and Conditions”) attached hereto and the Plan (available on the Administrator’s website), and is subject to the Stock Option Non-Competition Agreement (the “Non-Competition Agreement”) attached hereto.

The Option granted will become exercisable at the time(s), and subject to the conditions, set forth in the Terms and Conditions.  The Option will expire on the tenth anniversary of the grant date, subject to earlier expiration or termination as provided in the Terms and Conditions.

You must log into your account on the Administrator’s website to view the number of Shares for which the Option was granted (the “Option Shares”), the grant date, and the exercise price, as well as to accept your grant.  (For annual grants, the number of Option Shares is also reflected on your compensation statement.)  If you do not accept your grant prior to the first date any portion of the Option becomes exercisable (or prior to the date your employment terminates for any reason, if earlier), your grant will be forfeited.  Although Textron has completed the steps necessary to grant you this Option, you cannot exercise the Option unless you accept the grant before the deadline.

By your acceptance of this grant, you agree that this Option is governed by the Terms and Conditions attached hereto and the Plan. In addition, you agree that this grant is subject to the Non-Competition Agreement attached hereto, the terms of which are fully incorporated herein. You acknowledge that you have read and understand these documents as they apply to your grant.

Please be sure to log into your account and accept your grant as soon as possible to avoid the risk that your grant will be forfeited for non-acceptance.

TEXTRON INC.

TEXTRON INC.

TEXTRON INC. 2015 LONG-TERM INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION

TERMS AND CONDITIONS

(3/2016)

Grant of Option. Pursuant to the Textron Inc. 2015 Long-Term Incentive Plan (the “Plan”), Textron has granted to the optionee the right and option (the “Option”) to purchase a specified number of shares of Common Stock (“Shares”) subject to the Terms and Conditions set forth herein.  (The Shares for which this Option was granted are referred to herein as the “Option Shares.”)  The number of Option Shares and grant date are recorded on the Administrator’s website for the Plan (and, for annual grants, on the optionee’s compensation statement).

Purchase Price. The purchase price (also called the “exercise price”) of the Option Shares shall be the closing price of a Share on the grant date, as reported on the Administrator’s website for the Plan.

Term of Option and Period of Exercise. The Option shall expire ten years from the grant date, subject to earlier expiration or termination as hereinafter provided, and may be exercised with respect to all or a portion of the Option Shares as provided in this Section.  Except as provided in Section 6(c) or (e) (relating to Disability or death) or Section 9 (Change of Control) hereof, the Option may not be exercised before the first anniversary of the grant date.  Beginning on the first anniversary of the grant date, the Option will become exercisable in thirds on the following dates (subject to the Terms and Conditions set forth herein):

•      The first third of the Option Shares, on the first anniversary of the grant date;

•      The second third of the Option Shares, on the second anniversary of the grant date; and

•      The last third of the Option Shares, on the third anniversary of the grant date.

The Option shall not be exercisable for less than 50 Option Shares (or the remaining number of Option Shares if that number is less than 50) or after it has expired or terminated.  The “Expiration Date” for the Option is the earlier of (a) the tenth anniversary of the grant date or (b) the date as of which the Option ceases to be exercisable pursuant to Section 6 (Termination of Employment) hereof.

Exercise of Option.

(a)          Subject to the Terms and Conditions set forth herein and the Non-Competition Agreement entered into in consideration of this Option, the Option may be exercised by contacting the Administrator directly via telephone or via the Administrator’s website. During the life of the optionee, an Option shall be exercisable only by the optionee.  If the Option is being exercised pursuant to Section 6(c) or (e) by any person or persons other than the optionee, appropriate proof of the right of such person or persons to exercise the Option must be provided.

Non-Qualified Stock Option

Terms and Conditions

(b)          The purchase price of the Option Shares shall be paid in full at the time of exercise (1) in cash, (2) by tendering shares of Common Stock then owned by the optionee, (3) by withholding Option Shares (“net share settlement”), or (4) by any other method authorized by Textron at the time of exercise.  Except as provided in Section 6 (Termination of Employment), the Option may not be exercised unless the optionee was an employee of either Textron or a Subsidiary at all times from the grant date through the date exercised. With respect to the Option Shares, the optionee shall have no rights as a shareholder of Textron unless and until shares of Common Stock have been issued to the optionee.

(c)          Automatic Exercise.  To the extent that the Option is exercisable and has not yet been exercised, the Option shall be automatically exercised as of the Expiration Date if the following conditions are satisfied: (1) the optionee’s employment with Textron or a Subsidiary has not been terminated for Cause (as defined below); (2) the Option has not terminated by reason of a breach of the optionee’s obligations under the Non-Competition Agreement, and (3) the Fair Market Value of an Option Share as of the Expiration Date exceeds the exercise price thereof by at least $1.00.  If the conditions in the immediately preceding sentence are satisfied, the optionee shall be deemed to have delivered notice of exercise on the Expiration Date, and the exercise price shall be paid through net share settlement, except as otherwise determined by Textron at the time of exercise.

Non-Assignability of Option.  The Option shall not be assignable or transferable by the optionee except by will or the laws of descent and distribution, or as otherwise expressly permitted by the Plan.  Tax withholding with respect to any Option that is transferred or assigned shall be determined by Textron in accordance with applicable law (which may require the optionee to pay taxes with respect to a transferred Option).

Termination of Employment.  Following the optionee’s termination of employment with Textron and its Subsidiaries, the Option shall be exercisable only as follows:

(d)          If the optionee’s employment terminates for Cause, all Option(s) held by the optionee shall be terminated and forfeited immediately, without any opportunity to exercise or consideration therefor.

(e)          If the optionee’s employment terminates (other than for Cause) after the optionee has become eligible for Retirement, the optionee shall have the right to exercise the Option within 48 months after the termination of employment, to the extent the Option is exercisable (and has not expired) under Section 3 at the time of exercise.

(f)           If the optionee’s employment terminates by reason of the optionee’s Disability or death, the optionee (or, in the case of death, the optionee’s Beneficiary) shall have the right to exercise the Option as to all unexercised Option Shares (whether or not the Option was fully exercisable at the time of termination of employment) within 60 months after the termination of employment, but not after the Expiration Date.

Non-Qualified Stock Option

Terms and Conditions

(g)          If the optionee’s employment terminates under circumstances not described in Section 6(a), (b), or (c), the optionee shall have the right to exercise the Option within three months after the optionee’s termination of employment (or within such longer period, up to 48 months after the optionee’s termination of employment, as determined by the Committee but not after the Expiration Date and, unless otherwise determined by the Committee (to the extent permitted by the Plan), only to the extent the Option is exercisable when the optionee’s employment terminates.

(h)          If the optionee dies while the Option is still exercisable under Section 6(b), (c) or (d), the Option may be exercised as to all unexercised Option Shares that either (i) are exercisable as of the optionee’s death or (ii) could have become exercisable under Section 6(b), (c), or (d), as applicable, if the optionee had not died.  The Option shall not be exercised after the Expiration Date prescribed by Section 6(b), (c), or (d), as applicable.

(i)           In no event shall the Option be exercisable after the Expiration Date.

No Right to Employment. Nothing in this document shall confer upon the optionee the right to continue in the employment of Textron or a Subsidiary or affect any right which Textron or a Subsidiary may have to terminate the employment of the optionee.

Corporate Changes.  The number and kind of Option Shares and/or the purchase price thereof shall be equitably adjusted at the sole discretion of the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares, or any other corporate event or distribution of stock or property of the Company affecting the Common Stock, in order to preserve the benefits or potential benefits intended to be made available to the optionee.

Change of Control.

(j)           If a Change of Control occurs before the Expiration Date, a successor to Textron shall either assume the Option or replace the Option with either (i) an immediate cash payment for each unexercised and unexpired Option Share (whether then exercisable or not exercisable), equal to the excess (if any) of the fair market value of such Option Share over the exercise price for such Option Share, or (ii) a replacement award that materially preserves the value of the Option and has a vesting schedule (including acceleration events) that is at least as favorable as the schedule in effect as of the Change of Control.  If the Option is not assumed or replaced in accordance with the immediately foregoing sentence, the optionee shall be entitled to exercise the Option (with respect to all unexpired Option Shares, whether then exercisable or not exercisable) immediately before the Change of Control.

(k)          If, within two years after a Change of Control (and before the Expiration Date), the optionee’s employment with Textron and its Subsidiaries ends due to involuntary termination without Cause or resignation for Good Reason (as defined below), the Option shall immediately become exercisable as to all unexercised Option Shares.  If the Option becomes exercisable under this Section 9(b), it shall remain exercisable until the Expiration Date.

Non-Qualified Stock Option

Terms and Conditions

Definition of Certain Terms. Terms used but not defined herein shall have the meanings set forth in the Plan.

Option Subject to Plan. The Option is in all respects subject to the terms and conditions of the Plan as in effect from time to time; provided, however, that termination or amendment of the Plan (except amendments as required by technical corrections of the Internal Revenue Code) shall not, without the consent of the optionee, adversely affect the optionee’s rights under the Option.

Non-Qualified Option. The Option is a “Non-Qualified Option” as defined in the Plan and not an “incentive stock option” under Section 422 of the Internal Revenue Code.  The terms of the Option and this agreement shall be interpreted in a manner consistent with the intent that the Option be exempt from the requirements of Section 409A of the Internal Revenue Code.

Clawback. This Option shall be subject to the clawback provision set forth in the Plan and/or any other clawback procedure of Textron, as in effect and as amended from time to time.

Administration. In accordance with the Plan, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or to one or more officers or employees of Textron.

Withholding Taxes. Whenever Textron proposes or is required to issue or transfer Option Shares, Textron shall have the right to withhold or to require the optionee to remit to Textron an amount that Textron determines is sufficient to satisfy any Federal, state and local withholding tax requirements. Whenever payments by Textron are to be made in cash, such payments shall be net of an amount that Textron determines is sufficient to satisfy any Federal, state and local withholding tax requirements.

Non-Qualified Stock Option

Terms and Conditions

DEFINITIONS

“Administrator”

“Administrator” shall mean the third-party administrator appointed by Textron. As of March 2016, the Administrator is Fidelity Stock Plan Services.

“Beneficiary”

“Beneficiary” shall mean the beneficiary, if any, designated by the optionee on a form that (i) is acceptable to Textron, (ii) references the Option or the Plan, and (iii) is delivered to Textron or its designee before the optionee’s death, or, if none, the optionee’s estate.

“Cause”

“Cause” shall mean: (i) an act or acts of willful misrepresentation, fraud, or willful dishonesty (other than good faith expense account disputes) by the optionee which in any case is intended to result in the optionee’s or another person or entity’s substantial personal enrichment at the expense of Textron; (ii) any willful misconduct by the optionee with regard to Textron, its business, assets, or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iii) any material, willful, and knowing violation by the optionee of (x) Textron’s Business Conduct Guidelines, or (y) any of his or her fiduciary duties to Textron which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on Textron; (iv) the willful or reckless behavior of the optionee with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on Textron; (v) the optionee’s willful failure to attempt to perform his or her duties or his or her willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the optionee of a written notice from Textron specifying the details thereof; or (vi) the optionee’s conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of the optionee’s position provided the optionee did not have actual knowledge of the actions or in actions creating the violation of the law or the optionee relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)). No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the optionee in good faith as not being adverse to the best interests of Textron. Reference in this paragraph to Textron shall also include Subsidiaries, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, Textron taken as a whole, provided that after a Change of Control, the size of Textron, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

“Committee”

“Committee” has the meaning set forth in the Plan.  Subject to any amendment to the Plan, the Committee refers to the Organization and Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan.

Non-Qualified Stock Option

Terms and Conditions

“Disability”

“Disability” shall mean the inability of the optionee to engage in any substantial gainful activity due to injury, illness, disease, bodily or mental infirmity which can be expected to result in death or is expected to be permanent. An individual shall not be considered disabled unless the optionee furnishes proof of the existence thereof. Textron may require the existence or non-existence of a disability to be determined by a physician whose selection is mutually agreed upon by the optionee (or his or her representatives) and Textron.

“Good Reason”

“Good Reason” shall mean the existence of one of the following conditions:

(a)   a material diminution in the optionee’s base salary;

(b)   a material diminution in the optionee’s authority, duties, responsibilities, or status (including offices, titles, and reporting requirements);

(c)   a material diminution in the authority, duties, responsibilities, or status of the supervisor to whom the optionee is required to report, including a requirement that the optionee report to a corporate officer or employee instead of reporting directly to the Board;

(d)   a material diminution in the budget over which the optionee has authority;

(e)   a material change in the geographic location at which the optionee must perform services;

(f)    a material change in the aggregate level of participation in any of Textron’s short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements;

(g)   failure, after a Change of Control, of a successor company to satisfy its obligations under Section 9(a) (assumption or replacement after a Change of Control);

(h)  failure, after a Change of Control, of a successor company to assume the employer’s obligations under any agreement or letter pursuant to which the optionee provides services (the “Employment Agreement”); or

(i)    any other action or inaction that constitutes a material breach by Textron (including its successor) or a Subsidiary of the optionee’s Employment Agreement.

A resignation for Good Reason shall occur only if (x) the optionee provides notice of the existence of a condition described in the preceding sentence within 90 days after the initial existence of the condition, (y) after receipt of the notice, Textron (or its successor) has a period of 30 days during which it may remedy the condition, and (z) the optionee’s resignation is effective as soon as practicable after the end of the cure period described in the preceding clause (and no later than two years after the Change of Control).

“Retirement”

The optionee is eligible for “Retirement” if the optionee has attained age 55 and has 10 years of service, as recorded in Textron’s Human Resources Information System of record.

Non-Qualified Stock Option

Terms and Conditions

TEXTRON INC.

STOCK OPTION NON-COMPETITION AGREEMENT

(2/2016)

You have been granted a stock option (“Option”) pursuant to the Textron Inc. 2015 Long-Term Incentive Plan (“the Plan”). Textron grants stock options to attract, retain and reward employees, to increase stock ownership and identification with Textron’s interests, and to provide incentive for remaining with and enhancing the value of Textron over the long-term. In consideration for granting this Option to you, please acknowledge that you have read and agree to this Stock Option Non-Competition Agreement (the “Agreement”).

Agreement regarding Your Stock Option Grant

1.        Forfeiture of unexercised options and required repayment if you engage in certain competitive activities

If at any time during the term of this Option while you are a Company employee, or within two years after the termination of your employment, you do any of the following activities:

(a)      engage in any business which competes with the Company’s business (as defined in Paragraph 2) within the Restricted Territory (as defined in Paragraph 3); or

(b)      solicit customers, business or orders or sell any products and services (i) in competition with the Company’s business within the Restricted Territory or (ii) for any business, wherever located, that competes with the Company’s business within the Restricted Territory; or

(c)     divert, entice or otherwise take away customers, business or orders of the Company within the Restricted Territory, or attempt to do so; or

(d)     promote or assist, financially or otherwise, any firm, corporation or other entity engaged in any business which competes with the Company’s business within the Restricted Territory;

then (i) this Option shall terminate effective the date you enter into such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan and (ii) provided this Option has been held by you for less than 5 years at the time of exercise, you are required to repay Textron an amount equal to any gains realized in any option exercise which occurs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the termination of this Option, or at any time after such date. For purposes of this Agreement, the gain realized shall be equal to the difference between the fair market value of the stock on the date of the exercise and the Option strike price. You will be in violation of Paragraph 1 if you engage in any or all of the activities discussed in this Paragraph directly as an individual or indirectly as an employee, representative, consultant or in any other capacity on behalf of any firm, corporation or other entity.

2.    Company’s business – Defined for the purpose of this Agreement:

Non-Qualified Stock Option

Non-Competition Agreement

(a)  the Company shall include Textron and all subsidiary, affiliated or related companies or operations of Textron, and

(b) the Company’s business shall include the products manufactured, marketed and sold and/or the services provided by any operation of the Company for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and any time during the two-year period prior to such termination.

3.    Restricted Territory – Defined for the purpose of Paragraph 1, the Restricted Territory shall be defined as and limited to:

(a)     the geographic area(s) within a one hundred (100) mile radius of any and all Company location(s) in or for which you have worked or to which you were assigned or had responsibility (either direct or supervisory), at the time of the termination of your employment and at any time during the two-year period prior to such termination; and

(b)     all of the specific customer accounts, whether within or outside of the geographic area described in (a) above, with which you have had any contact or for which you have had any responsibility (either direct or supervisory), at the time of termination of your employment and at any time during the two-year period prior to such termination.

4.   Forfeiture of unexercised options and required repayment if you engage in certain solicitation activities

If either during or any time after your employment with the Company, you directly or indirectly solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company to terminate their employment, representation or other association with the Company, then (i) this Option shall terminate effective the date you enter into such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan and (ii) provided this Option has been held by you for less than 5 years at the time of exercise, you are required to repay Textron an amount equal to any gains realized in any Option exercise which occurs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the termination of this Option, or at any time after such date. For purposes of this Agreement, the gain realized shall be equal to the difference between the fair market value of the stock on the date of the exercise and the Option exercise price.

5.    Forfeiture of unexercised options and required repayment if you disclose confidential information

You specifically acknowledge that any trade secrets or confidential business and technical information of the Company or its suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by you or the Company, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its suppliers or customers and that any retention, use or

Non-Qualified Stock Option

Non-Competition Agreement

disclosure of such information by you during your employment (except in the course of performing your duties and obligations of employment with the Company) or after termination thereof, shall constitute a misappropriation of the trade secrets of the Company or its suppliers or customers. However, nothing in this Agreement prohibits you from truthfully disclosing information expressly protected or permitted by state or federal law or cooperating in ongoing investigations conducted by any governmental agency or entity.

If, either during or any time after your employment with the Company, you directly or indirectly misappropriate any such trade secrets, then (i) this Option shall terminate effective the date you enter into such activity, unless terminated sooner by operation of another term or condition of this Option or the Plan and (ii) provided this Option has been held by you for less than 5 years at the time of exercise, you are required to repay Textron an amount equal to any gains realized in any Option exercise which occurs on the date beginning 180 days prior to the earlier of (a) your termination of employment or (b) the termination of this Option, or at any time after such date. For purposes of this Agreement, the gain realized shall be equal to the difference between the fair market value of the stock on the date of the exercise and the Option exercise price.

6.      Organization and Compensation Committee Discretion

You may be released from your obligations under Paragraph 1, 4 and 5 above only if the Organization and Compensation Committee of the Board of Directors (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Textron.

7.      Severability

The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, then such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

Non-Qualified Stock Option

Non-Competition Agreement